Exhibit 99.1

REALOGY REPORTS RESULTS FOR THIRD QUARTER 2009

Real Estate Leader Posts Net Revenue of $1.2 Billion,

Net Income of $58 Million and EBITDA of $253 Million

PARSIPPANY, N.J., November 10, 2009 – Realogy Corporation, a global provider of real estate and relocation services, today reported results for the third quarter of 2009. The Company had third quarter 2009 net revenue of $1.2 billion, a net income attributable to Realogy of $58 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of $253 million. As of September 30, 2009, Realogy had $161 million of readily available cash and no outstanding balance on its $750 million revolving credit facility.

Realogy’s EBITDA for the quarter was positively affected by a $75 million gain on debt extinguishment, which was partially offset by $20 million of restructuring and legacy charges. Despite revenue declines of $172 million in the third quarter of 2009 compared to 2008, EBITDA for the period, before restructuring and other items of $198 million, increased by $9 million year over year. (Please see Table 6 for a reconciliation of net income (loss) attributable to Realogy to EBITDA before restructuring and other items and Table 7 for the definition of non-GAAP financial measures.)

“The momentum that both Realogy and the real estate industry experienced during the third quarter was favorably impacted by the first-time homebuyer tax credit along with the seasonal strength of the third quarter,” said Realogy President & CEO Richard A. Smith. “The tax credit has made a demonstrable impact on the housing market and the overall economy, which is why we commend Congress and the Administration for acting swiftly to extend and expand the tax credit through the first half of 2010. Stimulating the move-up or repeat-buyer market should maintain momentum in the fragile housing market and accelerate a broader economic recovery.”

In the third quarter, Realogy’s core business drivers showed slight year-over-year improvement in home sales transactions but this was more than offset by continuing moderation in average sales price. On a year-over-year basis, the Realogy Franchise Group (RFG) and NRT, the Company’s owned brokerage unit, saw transaction sides flat and increase 1 percent, respectively. RFG’s average home sales price decreased 10 percent for the quarter while NRT’s average sales price declined 14 percent. Particularly for NRT, the decrease in average sales price was driven by a continued shift in the mix of business away from higher priced homes.

“We achieved a $9 million year-over-year increase in EBITDA before restructuring and other items as lower commissions and the realization of cost reduction initiatives more than offset quarterly revenue declines,” said Chief Financial Officer Anthony E. Hull. “We expect that the strength of our business model and management’s focus on maintaining the efficiencies executed within our businesses will continue to positively impact results for the foreseeable future.”

Realogy Reports Results for Third Quarter 2009	Page 2

Covenant Compliance

As of September 30, 2009, the Company’s senior secured leverage ratio was 4.94 to 1, which was in compliance with our Credit Agreement. The senior secured leverage ratio is determined by taking Realogy’s senior secured net debt of $2.9 billion at September 30, 2009 and dividing it by the Company’s Adjusted EBITDA of $597 million for the 12 months ended September 30, 2009. (Please see Table 5 for a reconciliation of net loss attributable to Realogy to Adjusted EBITDA and Table 7 for the definition of non-GAAP financial measures.)

Balance Sheet Information as of September 30, 2009

As of September 30, 2009, Realogy had access to $736 million of its $750 million revolving credit facility. The Company also had $161 million of readily available cash, which is included in cash and cash equivalents of $192 million.

The Company completed a $650 million second lien debt offering. We received $515 million of proceeds on September 29th and the remaining $135 million on October 9th. These proceeds were used to reduce total senior secured net debt as defined under our covenant calculation by approximately $490 million, and we utilized $150 million to facilitate a debt exchange, which reduced our unsecured debt level by approximately $221 million or 7 percent. The exchange resulted in a gain on debt extinguishment of $75 million and reduced our 2012 Applicable High Yield Discount Obligation (AHYDO) by approximately $70 million, or 34 percent. The second lien financing also allowed the Company to push the maturity on approximately 10 percent of its total debt from 2013 to 2017. A complete balance sheet is included as Table 2 of this press release.

Investor Webcast

Realogy will hold a Webcast to review its third quarter 2009 results at 5:00 p.m. (EST) today. The call will be hosted by Richard A. Smith, president and CEO, and Anthony E. Hull, executive vice president, CFO and treasurer. The conference call will be made available live via Webcast on the Investor Information section of the Realogy.com Web site. A replay of the Webcast will be available at www.realogy.com from November 11 through November 25.

About Realogy Corporation

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise systems have approximately 14,500 offices and 268,000 sales associates doing business in 93 countries and territories around the world. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) is owned by affiliates of Apollo Management, L.P., a leading private equity and capital markets investor. To receive future Realogy news releases, you can sign up for an e-mail subscription or secure a link for your RSS reader at www.realogy.com/media.

Realogy Reports Results for Third Quarter 2009	Page 3

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial amount of outstanding debt; constraints on sources of liquidity; our ability to comply with the affirmative and negative covenants contained in our debt agreements; continuing adverse developments in the residential real estate markets; the final resolution or outcomes with respect to Cendant’s contingent liabilities, including contingent tax liabilities; continuing adverse developments in general business, economic and political conditions, including reduced availability of credit and the instability of financial markets in the U.S. and abroad, substantial volatility in the equity or bond markets, and changes in short-term or long-term interest rates, or any outbreak or escalation of hostilities on a national, regional or international basis; a continuing drop in consumer confidence and/or the impact of the recession and the related high levels of unemployment in the U.S. and abroad; our failure to maintain or acquire franchisees and brands or the inability of franchisees to survive the current real estate downturn; and our inability to access capital and/or securitization markets.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and “Forward-Looking Statements” in our Form 10-Q for the quarter ended September 30, 2009 and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contact:	(973) 407-7215
Alicia Swift	mark.panus@realogy.com
(973) 407-4669 alicia.swift@realogy.com

Media Contact:
Mark Panus

Realogy Reports Results for Third Quarter 2009	Page 4

Table 1

REALOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues
Gross commission income	$878	$1,007	$2,096	$2,795
Service revenue	174	202	469	594
Franchise fees	79	88	201	252
Other	38	44	118	139

Net revenues	1,169	1,341	2,884	3,780

Expenses
Commission and other agent-related costs	567	656	1,336	1,827
Operating	309	398	950	1,249
Marketing	38	50	124	165
General and administrative	63	59	179	177
Former parent legacy costs (benefit), net	5	—	(37)	(1)
Restructuring costs	15	15	59	38
Merger costs	—	—	—	2
Impairment of investment in unconsolidated entity	—	14	—	14
Depreciation and amortization	48	54	147	165
Interest expense/(income), net	139	152	430	468
Gain on extinguishment of debt	(75)	—	(75)	—
Other (income)/expense, net	(1)	(11)	(11)	(11)

Total expenses	1,108	1,387	3,102	4,093

Income (loss) before income taxes, equity in earnings and noncontrolling interests	61	(46)	(218)	(313)

Income tax expense (benefit)	8	(27)	15	(129)
Equity in (earnings) losses of unconsolidated entities	(6)	30	(18)	25

Net income (loss)	59	(49)	(215)	(209)
Less: Net income attributable to noncontrolling interests	(1)	(1)	(1)	(1)

Net income (loss) attributable to Realogy	$58	$(50)	$(216)	$(210)

Realogy Reports Results for Third Quarter 2009	Page 5

Table 2

REALOGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$192	$437
Trade receivables (net of allowance for doubtful accounts of $67 and $46)	136	140
Relocation receivables	400	765
Relocation properties held for sale	—	22
Deferred income taxes	39	92
Due from former parent	3	3
Other current assets	93	112

Total current assets	863	1,571

Property and equipment, net	213	276
Goodwill	2,576	2,572
Trademarks	732	732
Franchise agreements, net	2,992	3,043
Other intangibles, net	460	480
Other non-current assets	231	238

Total assets	$8,067	$8,912

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$120	$133
Securitization obligations	379	703
Due to former parent	502	554
Revolving credit facility and current portion of long-term debt	32	547
Accrued expenses and other current liabilities	529	513

Total current liabilities	1,562	2,450

Long-term debt	6,522	6,213
Deferred income taxes	785	826
Other non-current liabilities	142	163

Total liabilities	9,011	9,652

Commitments and contingencies

Stockholder’s deficit:
Common stock	—	—
Additional paid-in capital	2,018	2,013
Accumulated deficit	(2,925)	(2,709)
Accumulated other comprehensive loss	(39)	(46)

Total Realogy stockholder’s deficit	(946)	(742)

Noncontrolling interests	2	2

Total stockholder’s deficit	(944)	(740)

Total liabilities and stockholder’s deficit	$8,067	$8,912

Realogy Reports Results for Third Quarter 2009	Page 6

Table 3

REALOGY CORPORATION

KEY DRIVERS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
Real Estate Franchise Services (a)
Closed homesale sides	281,973	281,158	—	719,682	772,803	(7%)
Average homesale price	$194,881	$216,164	(10%)	$189,600	$217,555	(13%)
Average homesale broker commission rate	2.53%	2.52%	1 bps	2.55%	2.51%	4 bps
Net effective royalty rate	5.11%	5.06%	5 bps	5.12%	5.07%	5 bps
Royalty per side	$260	$285	(9%)	$257	$288	(11%)

Company Owned Real Estate Brokerage Services
Closed homesale sides	81,025	80,296	1%	200,886	214,167	(6%)
Average homesale price	$407,398	$474,172	(14%)	$384,930	$495,979	(22%)
Average homesale broker commission rate	2.49%	2.48%	1 bps	2.51%	2.48%	3 bps
Gross commission income per side	$10,816	$12,468	(13%)	$10,413	$13,002	(20%)

Relocation Services
Initiations	28,871	34,194	(16%)	89,622	109,388	(18%)
Referrals	20,320	21,767	(7%)	48,388	56,642	(15%)

Title and Settlement Services
Purchase title and closing units	30,653	30,718	—	77,611	87,666	(11%)
Refinance title and closing units	14,493	7,622	90%	57,119	29,396	94%
Average price per closing unit	$1,405	$1,552	(9%)	$1,293	$1,507	(14%)

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Results for Third Quarter 2009	Page 7

Table 4a

REALOGY CORPORATION

SELECTED 2009 QUARTERLY FINANCIAL DATA

(In millions)

	For The Three Months Ended March 31, 2009	For The Three Months Ended June 30, 2009	For The Three Months Ended September 30, 2009
Revenue (a)
Real Estate Franchise Services	$105	$143	$151
Company Owned Real Estate Brokerage Services	491	764	896
Relocation Services	71	80	92
Title and Settlement Services	68	88	91
Corporate and Other	(38)	(57)	(61)

	$697	$1,018	$1,169

EBITDA (b)
Real Estate Franchise Services	$44	$85	$107
Company Owned Real Estate Brokerage Services	(84)	24	48
Relocation Services	—	72	34
Title and Settlement Services	(5)	12	10
Corporate and Other	(17)	(8)	54

Total	$(62)	$185	$253

Depreciation and Amortization	51	48	48
Interest, Net	144	147	139
Income Tax Expense/(Benefit)	2	5	8

Net income / (Loss) attributable to Realogy	$(259)	$(15)	$58

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $38 million and $57 million and $61 million for the three months ended March 31, 2009, June 30, 2009 and September 30, 2009, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $6 million, $9 million and $11 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2009, June 30, 2009 and September 30, 2009, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. There are no other material inter-segment transactions.
(b)	Includes $34 million and $4 million of restructuring costs and former parent legacy items, respectively, for the three months ended March 31, 2009, $10 million of restructuring costs offset by a benefit of $46 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to Wright Express Corporation partially offset by $9 million of expenses recorded at Corporate) for the three months ended June 30, 2009 and $15 million and $5 million of restructuring costs and former legacy items along with a $75 million gain on extinguishment of debt for the three months ended September 30, 2009.

	For the three months ended March 31, 2009	For the three months ended June 30, 2009	For the three months ended Sept 30, 2009
Real Estate Franchise Services	$1	$1	$1
Company Owned Real Estate Brokerage Services	25	5	13
Relocation Services	5	(52)	—
Title and Settlement Services	1	1	—
Corporate and Other	6	9	(69)

Total	$38	$(36)	$(55)

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2009 was: RFG $45 million, NRT ($59) million, Cartus $5 million, TRG ($4) million and Corporate ($11) million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended June 30, 2009 was as follows: RFG $86 million, NRT $29 million, Cartus $20 million, TRG $13 million, and Corporate $1 million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended September 30, 2009 was as follows: RFG $108 million, NRT $61 million, Cartus $34 million, TRG $10 million, and Corporate ($15) million.

Realogy Reports Results for Third Quarter 2009	Page 8

Table 4b

REALOGY CORPORATION

SELECTED 2008 QUARTERLY FINANCIAL DATA

(In millions)

	For The Three Months Ended March 31, 2008	For The Three Months Ended June 30, 2008	For The Three Months Ended September 30, 2008	For The Three Months Ended December 31, 2008
Revenue (a)
Real Estate Franchise Services	$152	$185	$172	$133
Company Owned Real Estate Brokerage Services	767	1,061	1,026	707
Relocation Services	108	124	129	90
Title and Settlement Services	81	94	84	63
Corporate and Other	(57)	(75)	(70)	(49)

	$1,051	$1,389	$1,341	$944

EBITDA (b)
Real Estate Franchise Services	$80	$109	$98	$(884)
Company Owned Real Estate Brokerage Services (c)	(60)	26	(9)	(226)
Relocation Services	—	23	39	(319)
Title and Settlement Services	(2)	5	9	(315)
Corporate and Other	(14)	(2)	(8)	1

Total	$4	$161	$129	$(1,743)

Depreciation and Amortization	56	55	54	54
Interest, Net	164	152	152	156
Income Tax Benefit	(84)	(19)	(27)	(250)

Net Loss attributable to Realogy	$(132)	$(27)	$(50)	$(1,703)

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $57 million, $75 million, $70 million and $49 million for the three months ended March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $7 million, $12 million, $14 million and $9 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008 respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. There are no other material inter-segment transactions.
(b)	EBITDA includes Former Parent Legacy Costs (Benefits), Restructuring Costs, Merger Costs and Impairment Charges as follows ($ In Millions):

	For The Three Months Ended March 31, 2008	For The Three Months Ended June 30, 2008	For The Three Months Ended September 30, 2008	For The Three Months Ended December 31, 2008
Real Estate Franchise Services	$—	$—	$1	$954
Company Owned Real Estate Brokerage Services	9	13	56	193
Relocation Services	—	—	2	337
Title and Settlement Services	—	1	1	309
Corporate and Other	7	(7)	—	(16)

Total	$16	$7	$60	$1,777

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2008 was: RFG $80 million, NRT ($51) million, Cartus $0, TRG ($2) million and Corporate ($7) million. For the three months ended June 30, 2008 was: RFG $109 million, NRT $39 million, Cartus $23 million, TRG $6 million, and Corporate ($9) million. For the three months ended September 30, 2008 was: RFG $99 million, NRT $47 million, Cartus $41 million, TRG $10 million, and Corporate ($8) million. For the three months ended December 31, 2008 was: RFG $70 million, NRT ($33) million, Cartus $18 million, TRG ($6) million, and Corporate ($15) million.

(c)	For the year ended December 31, 2008, Realogy’s joint venture partner PHH Home Loans, of which Realogy owns 49.9%, recorded an impairment charge for which Realogy recorded its portion of the charge in equity (earnings) losses of unconsolidated entities of $31 million. As a result of the impairment analysis completed by PHH Home Loans, Realogy performed an impairment analysis of its investment in the entity and recognized an incremental impairment loss of $33 million.

Realogy Reports Results for Third Quarter 2009	Page 9

Table 5

REALOGY CORPORATION

EBITDA AND ADJUSTED EBITDA

A reconciliation of net loss to EBITDA and Adjusted EBITDA for the twelve months ended September 30, 2009 is set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended December 31, 2008	Nine Months Ended September 30, 2008	Three Months Ended December 31, 2008	Nine Months Ended September 30, 2009	Twelve Months Ended September 30, 2009
Net loss attributable to Realogy	$(1,912)	$(210)	$(1,702)	$(216)	$(1,918	) (a)
Income tax expense (benefit)	(380)	(129)	(251)	15	(236)

Loss before income taxes	(2,292)	(339)	(1,953)	(201)	(2,154)
Interest expense/(income), net	624	468	156	430	586
Depreciation and amortization	219	165	54	147	201

EBITDA	(1,449)	294	(1,743)	376	(1,367	) (b)
Covenant calculation adjustments:
Restructuring costs and former parent legacy cost (benefit) items, net (c)					23
Impairment of intangible assets, goodwill and investments in unconsolidated entities (d)					1,775
Pro forma cost savings for 2009 restructuring initiatives (e)					49
Pro forma cost savings for 2008 restructuring initiatives (f)					8
Pro forma effect of business optimization initiatives (g)					50
Non-cash charges (h)					38
Non-recurring fair value adjustments for purchase accounting (i)					5
Pro forma effect of NRT acquisitions and RFG acquisitions and new franchisees (j)					5
Apollo management fees (k)					15
Proceeds from WEX contingent asset (l)					58
Incremental securitization interest costs (m)					4
Expenses incurred in debt modification activities (n)					9
Gain on extinguishment of debt					(75)

Adjusted EBITDA					$597

Total senior secured net debt (o)					$2,949
Senior secured leverage ratio					4.94	x

(a)	Net loss consists of a loss attributable to Realogy of: (i) $1,702 million for the fourth quarter of 2008; (ii) $259 million for the first quarter of 2009; (iii) $15 million for the second quarter of 2009 and (iv) $58 million of income for the third quarter of 2009.
(b)	EBITDA consists of: (i) a negative $1,743 million for the fourth quarter of 2008; (ii) a negative $62 million for the first quarter of 2009; (iii) a positive $185 million for the second quarter of 2009 and (iv) a positive $253 million for the third quarter of 2009.
(c)	Consists of $79 million of restructuring costs offset by a net benefit of $56 million for former parent legacy items.
(d)	Represents the non-cash adjustment for the 2008 impairment of goodwill, intangible assets and investments in unconsolidated entities.
(e)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the first nine months of 2009. From this restructuring, we expect to reduce our operating costs by approximately $94 million on a twelve month run-rate basis and estimate that $45 million of such savings were realized in the first nine months of 2009. The adjustment shown represents the impact the savings would have had on the period from October 1, 2008 through the time they were put in place had those actions been effected on October 1, 2008.
(f)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2008. From this restructuring, we expect to reduce our operating costs by approximately $96 million on a twelve month run-rate basis and estimate that $88 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from October 1, 2008 through the time they were put in place had those actions been effected on October 1, 2008.
(g)	Represents the twelve month pro forma effect of business optimization initiatives that have been completed to reduce costs including $9 million for initiatives to improve the Company Owned Real Estate Brokerage profit margin, $8 million for initiatives to improve Relocation Services and Title and Settlement Services fees, $10 million due to the add back of the retention accrual and $23 million related to other initiatives.

Realogy Reports Results for Third Quarter 2009	Page 10

(h)	Represents the elimination of non-cash expenses, including $22 million for the change in the allowance for doubtful accounts and the reserves for development advance notes and promissory notes from October 1, 2008 through September 30, 2009, $7 million of stock based compensation expense and $9 million related to the unrealized net losses on foreign currency transactions and foreign currency forward contracts.
(i)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent for the twelve months ended September 30, 2009.
(j)	Represents the estimated impact of acquisitions made by NRT and RFG acquisitions and new franchisees as if they had been acquired or signed on October 1, 2008. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of October 1, 2008.
(k)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended September 30, 2009.
(l)	Wright Express Corporation (“WEX”) was divested by Cendant in February 2005 through an initial public offering (“IPO”). As a result of such IPO, the tax basis of WEX’s tangible and intangible assets increased to their fair market value which may reduce federal income tax that WEX might otherwise be obligated to pay in future periods. Under Article III of the Tax Receivable Agreement dated February 22, 2005 among WEX, Cendant and Cartus (the “TRA”), WEX was required to pay Cendant 85% of any tax savings related to the increase in fair value utilized for a period of time that we expect will be beyond the maturity of the notes. Cendant is required to pay 62.5% of these tax savings payments received from WEX to us. The Company received $9 million of recurring tax receivable payments from Wright Express Corporation (“WEX”) during the last twelve months. On June 26, 2009, we entered into a Tax Receivable Prepayment Agreement with WEX, pursuant to which WEX simultaneously paid us the sum of $51 million, less expenses of approximately $2 million, as prepayment in full of its remaining contingent obligations to Realogy under Article III of the TRA.
(m)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended September 30, 2009.
(n)	Represents the expenses incurred in connection with the Company’s unsuccessful debt modification activities in 2008 and the third quarter of 2009.
(o)	Represents total borrowings under the senior secured credit facility of $3,099 million plus $11 million of capital lease obligations less $161 million of readily available cash as of September 30, 2009.

Realogy Reports Results for Third Quarter 2009	Page 11

Table 6

A reconciliation of net income (loss) to EBITDA and EBITDA adjusted for restructuring and other items for the quarters ended September 30, 2008 and September 30, 2009 is set forth in the following table:

	Quarter Ended September 30, 2009	Quarter Ended September 30, 2008
Net income (loss) attributable to Realogy	$58	$(50)
Income tax expense (benefit)	8	(27)

Loss before income taxes	66	(77)
Interest expense (income), net	139	152
Depreciation and amortization	48	54

EBITDA	253	129

Legacy costs (benefit)	5	—
Restructuring costs	15	15
Impairment of investment in unconsolidated entity	—	14
Impairment charge in equity (earnings) losses of unconsolidated entities	—	31
Gain on extinguishment of debt	(75)	—

Total restructuring and other items	(55)	60

EBITDA adjusted for restructuring and other items	$198	$189

Realogy Reports Results for Third Quarter 2009	Page 12

Table 7

Definitions

EBITDA is defined by the Company as net income (loss) before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. EBITDA before restructuring and other items is calculated by adjusting EBITDA by restructuring, legacy, and other items as described in Table 4 above. Adjusted EBITDA is calculated by adjusting EBITDA by the items described in Table 5 above. Adjusted EBITDA corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio and substantially corresponds to the definition of “EBITDA” used in the indentures governing the Unsecured Notes to test the permissibility of certain types of transactions, including debt incurrence. We present EBITDA and EBITDA before restructuring and other items because we believe EBITDA and EBITDA adjusted for restructuring and other items are useful supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. The EBITDA and EBITDA before restructuring and other items measures are used by our management, including our chief operating decision maker, to perform such evaluation, and Adjusted EBITDA is used in measuring compliance with debt covenants relating to certain of our borrowing arrangements. EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA and EBITDA before restructuring and other items have limitations as an analytical tool, and you should not consider EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs;

•	EBITDA does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

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although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these EBITDA measures differently so they may not be comparable.

In addition to the limitations described above with respect to EBITDA and EBITDA before restructuring and other items, Adjusted EBITDA includes pro forma cost savings and the pro forma full year effect of NRT acquisitions and RFG acquisitions/new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.